Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE www.cedarfair.com	Contact: Stacy Frole 419.627.2227

CEDAR FAIR COMPLETES CREDIT AGREEMENT AMENDMENT; REDUCES BORROWING COSTS

SANDUSKY, OHIO, March 14, 2018 – Cedar Fair Entertainment Company (NYSE: FUN), a leader in amusement parks, waters parks and immersive entertainment, today announced that its lenders have approved a reduction to the borrowing rate on the Company’s $735 million Term Loan B Credit Facility. The overall borrowing rate was reduced by 0.50%, moving from a rate of LIBOR plus a margin of 2.25% to a rate of LIBOR plus a margin of 1.75%. Excluding the cost of the transaction, the lower borrowing rate will save the Company approximately $3.7 million annually in interest costs.

“The long-term strength of our business model and strong balance sheet created the opportunity to further reduce our borrowing rates,” said Brian Witherow, Cedar Fair’s Executive Vice President and Chief Financial Officer. “We generate a significant amount of free cash flow and this amendment contributes further to our ability to consistently increase our distributions to unitholders while also investing in our business. We believe we are well positioned to capitalize on opportunities in the future to generate solid returns for our investors for many years to come.”

All other material terms and provisions of the Term Loan B Credit Facility remain substantially the same. Additional details on the above described amendment are set forth in a Current Report on Form 8-K that was filed with the Securities and Exchange Commission today.

About Cedar Fair

Cedar Fair Entertainment Company (NYSE: FUN), one of the largest regional amusement-resort operators in the world, is a publicly traded partnership headquartered in Sandusky, Ohio. Focused on its mission to become “THE place to be for FUN,” the Company owns and operates 11 amusement parks, including its flagship park, Cedar Point, along with two outdoor water parks, one

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259 – 419.627.2233

Cedar Fair Completes Credit Agreement Amendment;

Reduces Borrowing Costs

March 14, 2018

indoor water park and four hotels. It also operates an additional theme park under a management contract. Its parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan and Toronto, Ontario.

Forward-Looking Statements

Some of the statements contained in this news release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including statements as to the Company’s expectations, beliefs and strategies regarding the future. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, adverse weather conditions, competition for the consumer leisure time and spending, unanticipated construction delays, changes in the Company’s capital investment plans and projects and other factors discussed from time to time by the Company in reports filed with the Securities and Exchange Commission (the “SEC”) could affect attendance at the Company’s parks and cause actual results to differ materially from the Company’s expectations. Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company’s Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

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This news release and prior releases are available online at http://ir.cedarfair.com

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259 – 419.627.2233